Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings and Merchants Holding Company Announce Election Deadline

SACRAMENTO, California, January 18, 2019 / GLOBE NEWSWIRE — Bank of Commerce Holdings (NASDAQ: “BOCH”), a $1.3 billion asset bank holding company and parent company of Redding Bank of Commerce (“RBC”), and Merchants Holding Company (“Merchants”), the holding company for The Merchants National Bank of Sacramento, hereby jointly announce that the deadline for Merchants’ shareholders to elect to receive the merger consideration (pursuant to the Agreement and Plan of Merger between the parties, dated as of October 4, 2018 (the “Merger Agreement”)) of stock, cash, or a unit consisting of a mix of stock and cash upon consummation of the merger of Merchants with and into BOCH (the “Merger”) has been set for Monday, January 28, 2019 at 5:00 p.m. Pacific Time (the “Election Deadline”).

Elections by Merchants shareholders may be made by mailing a completed election statement (the “Election Statement”), which was previously mailed to Merchants shareholders on or about November 19, 2018, to Broadridge, Inc. (“Broadridge”), the exchange agent for the Merger. To deliver the Election Statement to Broadridge by mail, send to Broadridge, Inc., ATTN: BCIS Re-Organization Dept., P.O. Box 1317, Brentwood, New York, 11717-0693. To deliver the Election Statement to Broadridge by hand, courier, or other expedited service, send to Broadridge, Inc., ATTN: BCIS IWS, 51 Mercedes Way, Edgewood, New York, 11717.

Holders of Merchants common stock who wish to elect the type of consideration they will receive in the Merger should carefully review and follow the instructions set forth in the Election Statement. Merchants’ shareholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. Shares of Merchants common stock as to which the holder has not made a valid election prior to the Election Deadline will be treated as no election shares.

Upon completion of the Merger, each share of Merchants common stock will be converted into the right to receive the merger consideration pursuant to the Merger Agreement between the parties, a copy of which is attached as Appendix A to the Proxy Statement/Prospectus dated November 19, 2018. The Proxy Statement/Prospectus also includes a description of the Merger transaction.

The Merger has received all required regulatory approvals and is expected to be completed on or about January 31, 2019.

About Bank of Commerce Holdings

BOCH is a bank holding company headquartered in Sacramento, California and is the parent company for RBC, which operates under the names Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce. RBC is an FDIC-insured California banking corporation providing community banking and financial services through nine offices located in northern California. RBC was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982.

About Merchants Holding Company

Merchants is a bank holding company headquartered in Sacramento, California and is the parent company for The Merchants National Bank of Sacramento. Established in 1921, Merchants Bank is the oldest locally owned and operated bank in Sacramento.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include but are not limited to statements about the benefits of the business combination transaction involving BOCH and Merchants, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the possibility that the Merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which BOCH and Merchants operate; the ability to promptly and effectively integrate the businesses of RBC and The Merchants National Bank of Sacramento; the reaction to the transaction of the companies’ customers, employees, and counterparties; and the diversion of management time on merger-related issues. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. In connection with the Merger, BOCH has filed a registration statement with the Securities and Exchange Commission, which was declared effective. The Proxy Statement/Prospectus contained in the registration statement was mailed to shareholders of Merchants. On December 20, 2018, the Merger was approved by Merchants’ shareholders. Investors and security holders are advised to read the Proxy Statement/ Prospectus because it contains important information regarding the Merger transaction. Copies of the Proxy Statement/ Prospectus and other documents filed by BOCH with the SEC are available free of charge at the SEC's web site at www.sec.gov. Documents filed by BOCH may also be accessed and downloaded for free at BOCH’s website at www.bankofcommerceholdings.com.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Bank of Commerce Holdings

Telephone Direct (916) 677-5800

Stephen A. Meyers, Chairman, President and Chief Executive Officer

Merchants Holding Company

Telephone Direct (916) 442-3883